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                                                                EXHIBIT 11

                          INGLES MARKETS, INCORPORATED
                                AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE *

                                                  THREE MONTHS ENDED
                                              --------------------------
                                              DECEMBER 27,  DECEMBER 28,
                                                  1997          1996
                                              ------------  ------------
BASIC:
  Income before extraordinary item            $  2,840,005  $  5,256,653
  Extraordinary item-early extinguishment
    of debt (net of income tax benefit)                  -      (211,159)
                                              ------------  ------------
  Net income                                  $  2,840,005  $  5,045,494
                                              ============  ============

  Shares
    Weighted average number common shares
       outstanding                              21,854,003    18,885,719
                                              ============  ============

    Basic earnings per common share before
      extraordinary item                      $        .13  $        .28
    Extraordinary item-early extinguishment
      of debt                                            -          (.01)
                                              ------------  ------------
    Basic earnings per common share           $        .13  $        .27
                                              ============  ============


DILUTED:
  Income before extraordinary item            $  2,840,005  $  5,256,653

  Add after tax and bonus effect of interest
    expense applicable to Convertible
    Subordinated Debentures                              -       354,815
                                              ------------  ------------

  Diluted earnings before extraordinary
    item                                         2,840,005     5,611,468
  Extraordinary item-early extinguishment
    of debt (net of income tax benefit)                  -      (211,159)
                                              ------------  ------------
  Diluted earnings                            $  2,840,005  $  5,400,309
                                              ============  ============

  Shares
    Weighted average number of common
     shares and common stock equivalent
     shares outstanding                         22,156,556    19,378,023

    Additional shares assuming conversion
     of Convertible Subordinated Debentures              -     2,763,272
                                              ------------  ------------

    Weighted average number of common
     shares outstanding as adjusted             22,156,556    22,141,295
                                              ============  ============

  Diluted earnings per common share
    before extraordinary item                 $        .13  $        .25
  Extraordinary item-early extinguishment
    of debt                                              -          (.01)
                                              ------------  ------------
  Diluted earnings per common share           $        .13  $        .24
                                              ============  ============


*  See note B of the notes to unaudited interim financial statements.


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